Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

SIRVA Files Registration Statement for Proposed Secondary Public Offering

CHICAGO, May 7, 2004 – SIRVA, Inc., (NYSE: SIR), a global relocation services provider, announced today that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed secondary public offering of 18,500,000 shares of its common stock.  All of the shares in the proposed offering will be offered by selling stockholders.

The selling stockholders also expect to grant the underwriters an option to purchase an additional 2,775,000 shares of common stock to cover over-allotments, if any.

Credit Suisse First Boston, Goldman, Sachs & Co. and Morgan Stanley will act as joint book-running managers for the offering.  When available, a prospectus may be obtained from Credit Suisse First Boston LLC, One Madison Avenue, New York, NY 10010 (telephone number: 212-325-2580), from the offices of Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (telephone number: 212-902-1171) or from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036 (telephone number: 212-761-6775).

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is one of the leading global providers that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 7,700 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords in the U.K.; Maison Huet in France; Kungsholms in Sweden; ADAM in Denmark; Majortrans Flytteservice in Norway; Arthur Pierre in Belgium; Varekamp in The Netherlands, and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Investor Contact

John Springer

Vice President

Investor Relations

630-468-4797

Media Contacts

Jim Trainor

Vice President

Corp. Communications

630-468-4828 (work)

630-334-7865 (cell)

Chuck Dohrenwend

Broadgate Consultants

212-232-2227

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